Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE (the “Agreement”) is entered into by and between FGL Holdings, including all of its past and present parents, subsidiaries, affiliates and related entities (collectively, the “Employer”), and Christopher J. Littlefield (“Executive”).

WHEREAS, Executive’s employment with the Employer in accordance with the terms of the Employment Agreement, dated May 6, 2015, between the Employer and Executive (the “Employment Agreement”) has terminated, and Executive and the Employer wish to resolve all outstanding matters pertaining to Executive’s employment and intend that this termination be accomplished in a positive spirit and in the interest of goodwill between them.

NOW THEREFORE, in consideration of the promises and covenants contained herein, Executive and the Employer agree as follows:

1. Conclusion of Executive’s Employment. Executive and Employer hereby mutually agree that Executive’s employment with the Employer will terminate, effective as of December 19, 2018 (the “Separation Date”). Effective as of the Separation Date, Executive automatically resigns from (i) any and all positions that Executive holds with the Employer and (ii) the Board of Directors of FGL Holdings and all committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any affiliate of FGL Holdings) to the extent Executive is then serving thereon. The form of acknowledgement of such resignation is set forth on Exhibit A and Executive agrees to execute any documents reasonably required to effectuate the foregoing. The Employer will provide Executive with an advance copy of any press release, investor talking points or other materials that the Employer intends to use regarding the announcement of Executive’s termination of employment and will consider incorporating any reasonable comments provided by Executive with respect to such press release or other materials. Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement. Except for the obligations undertaken by the Employer in this Agreement, the Employer shall have no further obligation to Executive.

2. Separation Benefits and IRC Section 409A Compliance.

(a)	In exchange for execution of this Agreement, Executive shall be entitled to the following payments and benefits:

(i) the Accrued Obligations, payable within thirty (30) day of the Separation Date;

(ii) an amount equal to $1,100,000 in full satisfaction of Executive’s annual bonus for 2018 (based on actual performance for 2018), payable no later than January 31, 2019;

(iii) $1,288,461.54, payable in a cash lump sum on the first regularly scheduled payroll date of the Employer following the date on which this Agreement becomes effective;

(iv) $1,911,538.46, which represents two (2) times the sum of Executive’s Base Salary and Target Bonus, less any amounts payable under Paragraph 2(a)(iii) hereof, payable in accordance with the Employer’s normal payroll practices as set forth on Schedule 1 hereto, which such schedule incorporates the six (6) month delay of payments in accordance with Section 409A of the Internal Revenue Code;

(v) Executive acknowledges and agrees that the options held by Executive pursuant to those certain Non-Statutory Stock Option Agreements, each dated as of May 15, 2018 (the “Option Agreements”) have no value as of the date hereof. As a gesture of goodwill, the Board shall provide Executive with a discretionary, cash lump sum payment of $500,000, payable within sixty (60) days following the Separation Date. For the avoidance of doubt, all options issued pursuant to the Option Agreements shall be forfeited as of the Separation Date; and

(vi) A cash payment equal to the actual amount of attorneys’ fees incurred by Executive in connection with the review, negotiation, drafting and execution of this Agreement and any related arrangements in an amount of up to $50,000, subject to Executive providing the Employer with reasonable documentation of such fees.

For the avoidance of doubt, (i) the payments set forth in this Agreement will continue to be provided to Executive’s beneficiaries in the event of his death and (ii) Executive is not required to secure other employment or otherwise take any actions to mitigate the amount of the payments payable hereunder and in no event will any amounts payable to Executive in respect of any future employment or other service with a third party offset or otherwise reduce the amounts payable to Executive under this Agreement.

The parties intend that the payments and benefits to which Executive could become entitled in connection with a termination of employment shall comply with or meet an exemption from Section 409A of the Internal Revenue Code. In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts that become payable under this Agreement shall be paid within the “short-term deferral” period described in Section 1.409A-l(b)(4) of the Treasury Regulations, shall qualify for the exception for “separation pay” set forth in Section 1.409A-l(b)(9) of the Treasury Regulations or another exception, or shall comply with Section 409A of the Internal Revenue Code. Payments subject to Section 409A of the Internal Revenue Code that are due upon termination of employment shall be made only upon “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code, and shall be subject to the 6-month payment delay described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code if Executive is a “specified employee” as described therein. In the event that it is determined that the terms of this Agreement do not comply with Section 409A of the Internal Revenue Code, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies (in a manner that preserves the economic value of the payments and benefits to which Executive may become entitled without material increased cost to the Company) so that payments are made within the time period and in a manner permitted by the applicable Treasury Regulations. Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Employer or any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

3. Return of Property. Within forty-eight (48) hours of the Separation Date, Executive shall return all Employer property, including all computers, blackberries, other personal data devices, phones, credit cards, keys, and other property of the Employer that are in Executive’s possession or control, to the Employer on or before the Separation Date and hereby represents compliance with this Paragraph. Specifically, Executive covenants that, no later than forty-eight (48) hours following the Separation Date, Executive returned to the Employer, in good order and condition, any and all books, records, lists, and other written, typed, printed, or electronically stored material (including, but not limited to, computer disks and customized computer programs), or any other information of any kind deemed by the Employer to be confidential and/or proprietary, whether furnished by the Employer, or prepared by Executive, that contains any information relating to the business of the Employer, and Executive covenants that Executive has not and will not retain copies of those materials, nor will Executive retain electronically stored data containing such information. Notwithstanding anything set forth in this Agreement to the contrary, Executive shall be permitted to retain (i) his Employer-provided MacBook Air laptop computer, provided that Executive make the computer available to Employer personnel to remove selected Confidential Information and other business-related files from such computer and (ii) his list of business and personal contacts that are maintained on the Employer’s servers or other Employer devices.

4. General Release. Executive hereby irrevocably discharges and releases the Employer, its officers, directors, employees, agents, predecessors, successors and assigns, and all other persons, Major Shareholders (as defined below), corporations, partnerships, affiliates, or other entities acting on its behalf (collectively, “Released Parties”), from any and all past, present, or future grievances, claims, demands, debts, defenses, actions, or causes of action (including, but not limited to, breach of contract, defamation, intentional infliction of emotional distress, harassment, battery, or any other cause of action arising under common law, tort, or contract), covenants, contracts, agreements, promises, obligations, damages, or liabilities of whatever kind or nature, known or unknown, including, but not limited to, any claim of employment discrimination arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), 42 U.S.C. §§ 1981, 1985(3), and 1986, the Employee Retirement Income Security Act of 1974, the Age Discrimination In Employment Act (“ADEA”), and/or any other federal or state statute or common law prohibiting employment discrimination that Executive now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to the termination of Executive’s employment with the Company or any other act, omission, failure to act, occurrence, or transaction occurring before the date hereof, it being expressly understood by Executive that, by the execution of this Agreement, Executive has given the Employer a general release of any and all such claims Executive may have against the Employer. For purposes of this Agreement, “Major Shareholders” means Blackstone Tactical Opportunities Fund II, L.P., CC Capital Management LLC, Chinh Chu, Bill Foley, Fidelity National Financial, Inc. and their respective affiliates, successors and assigns. This is a general release and Executive expressly acknowledges that this general release includes, but is not limited to, any claims arising out of or related to Executive’s employment with the Company and Executive’s separation therefrom.

By signing this Agreement, Executive expressly acknowledges and represents that: (i) Executive suffered no injuries or occupational diseases arising out of or in connection with Executive’s employment with the Employer; (ii) Executive received all wages to which Executive was entitled, including all commission payments; (iii) Executive received all leave to which Executive was entitled under the FMLA; and (iv) Executive is not aware of any facts or circumstances constituting a violation of the FMLA, the FLSA, or any applicable state wage payment act.

Executive expressly states, understands, intends, and agrees that, to the fullest extent permitted by law, this Agreement forever precludes Executive from bringing, instituting, maintaining, further pursuing, or participating in any lawsuit against the Released Parties for any causes or claims released in this Paragraph 4, other than a lawsuit to challenge this Agreement’s compliance with the Older Workers Benefit Protection Act (“OWBPA”). Executive represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Released Parties, nor has he encouraged or assisted anyone to institute, prosecute, file, or process any litigation, claims or proceedings against the Released Parties. Nothing in this Paragraph 4 shall release or impair (i) any claim or right that may arise after the date of this Agreement; (ii) any vested benefits under a 401(k) plan or other Employer benefit plan on or prior to the Separation Date; (iii) any claim or right Executive may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, the Amended and Restated Memorandum and Articles of Association, applicable law or otherwise; (iv) any claim which by law cannot be waived; or (v) any rights that Executive may have with respect to any investments Executive has made in any funds relating to The Blackstone Group L.P. or any of its affiliates, subsidiaries or other related entities. Nothing in this Agreement is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this Agreement shall prohibit Executive from receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

5. [Intentionally Omitted]

6. Conditions Precedent. The performance by the Employer of the obligations imposed upon it by this Agreement is expressly conditioned upon Executive delivering a signed copy of this Agreement to the Employer.

7. Discovery of New Facts. Executive acknowledges that Executive may, following the date hereof, discover facts different from or in addition to what Executive now knows or believes to be true with respect to the matters released herein or set forth herein, and Executive agrees that the release contained herein shall be and will remain effective in all respects notwithstanding such different or additional facts. It is intended hereby that Executive fully and forever settles and releases all such matters and all claims relative thereto that now exist, may now exist, or heretofore have existed relating to Executive’s employment with the Employer.

8. Adequate Investigation. Executive represents that Executive has made such investigation of the facts pertaining to this Agreement as Executive deems necessary, and in executing this Agreement, Executive assumes the risk of mistake with respect to such facts. This Agreement is intended to be final and binding upon Executive, regardless of any claims of mistake.

9. Protection of Business.

(a) Covenants. The provisions of Section 9 (Further Covenants) of the Employment Agreement are hereby incorporated into this Agreement and shall continue to apply in accordance with their terms.

(b) Non-Disparagement.

(i) Executive shall not disparage, portray in a negative light or make any statement which would be harmful to, or lead to unfavorable publicity for, the Employer, or any of its current or former directors, officers or employees, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this paragraph does not apply to the extent Executive is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to a written inquiry from any governmental or regulatory organization.

(ii) Employer shall instruct (A) Blackstone Tactical Opportunities Fund II, L.P., CC Capital Management LLC and Fidelity National Financial, Inc. and (B) Employer’s senior officers and directors not to, disparage, portray in a negative light, or make any statement which would be harmful to or lead to unfavorable publicity for, Executive, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this paragraph does not apply to the extent the Employer or any other person or entity listed in this paragraph is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to a written inquiry from any governmental or regulatory organization.

(c) Remedies. Executive acknowledges that Employer will suffer irreparable injury should Executive breach any of the provisions of this Paragraph 9, including those provisions incorporated by reference into this Paragraph 9. Employer shall be entitled to injunctive or other equitable relief because of irreparable injury and damage caused by a breach of this Paragraph 9, including any provision incorporated by reference into this Paragraph 9. The existence of this right shall not preclude any other rights or remedies at law or in equity that Employer may have, including monetary relief. This right to injunctive relief shall include the right to both preliminary and permanent injunctions, without the necessity of Employer posting any bond. Executive waives the right to assert a breach of contract or other alleged wrong by Employer, other than an alleged breach by the Employer of its obligations under Section 8(a) (Death or Disability), 8(c) (Involuntary Termination without Cause, or Termination with Good Reason), or 9(g) (Non-Disparagement) of the Employment Agreement, as a defense to a claimed violation of any provision of this Paragraph 9 or provision incorporated by reference into this Paragraph 9.

(d) Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Employer to make any such reports or disclosures and the Executive shall not be required to notify the Employer that such reports or disclosures have been made.

10. Fully-Inclusive Agreement. Executive represents that Executive has not relied on any other oral or written representations of any kind made by any person in connection with Executive’s decision to sign this Agreement. This Agreement contains the entire agreement between Executive and the Employer with regard to the matters set forth herein, and this Agreement supersedes any and all prior agreements, contracts, understandings, discussions, or negotiations, whether oral or written, express or implied, between the parties with respect to the subject matter hereof, except for the provisions of the Employment Agreement which survive in accordance with its terms.

11. Binding Agreement. This Agreement is binding upon and for the benefit of Executive and his heirs, executors, administrators, and successors, wherever the context requires or admits.

12. No Transfer of Rights. Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, or other entity whatsoever any of the claims, demands, or causes of action released in Paragraph 4. Executive agrees to indemnify and hold harmless the Employer against any claim, demand, debt, obligation, liability, cost, expense, right of action, or cause of action based on, arising out of, or connected with any such transfer or assignment, or purported transfer or assignment, including attorneys’ fees.

13. No Admission of Liability. This Agreement is not intended to be, nor will it be alleged to constitute, evidence or an admission by the Employer of any liability, omission, or wrongdoing of any kind whatsoever, nor shall this Agreement be offered or received into evidence or otherwise filed or lodged in any proceeding against the Employer, except as may be necessary to prove the terms of this Agreement or to enforce the same.

14. Severability and Reformation. If any provision or any portion of any provision of this Agreement is held to be invalid or unenforceable, the parties hereto expressly agree and authorize the court to modify or sever such provision or portion thereof so as to render such provision valid and enforceable to the maximum extent lawfully permissible.

15. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matters hereof and may not be changed, waived, discharged, or terminated unless agreed to by both parties and only by an instrument in writing, signed by both parties. The use of any tense or conjugation includes all tenses and conjugations. This Agreement shall be construed in accordance with and governed by the laws of the State of Iowa, without reference to the principles of conflicts of laws.

16. Cooperation With Employer. Executive agrees that he will cooperate with the Employer, its agents, and its attorneys with respect to any matters in which Executive was involved during Executive’s employment with the Employer or about which Executive has information, and will provide upon request from the Employer all such information or information about any such matter.

17. Enforcement. The provisions set forth in Sections 9(m) and 10 of the Employment Agreement regarding injunctive relief and arbitration are hereby incorporated by reference and shall apply for purposes of this Agreement.

18. Effectiveness. Executive’s execution of this Agreement is effective as of the date set forth below and is not subject to revocation; provided that this Agreement shall be terminated and void ab initio and Executive’s automatic resignation in Paragraph 1 shall not be given effect if this Agreement is not validly approved by the Employer on or before December 19, 2018.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement with the intention of making this a document under seal.

THIS IS A KNOWING AND VOLUNTARY WAIVER AND RELEASE OF ALL LEGAL CLAIMS THAT EXECUTIVE MAY POSSESS. EXECUTIVE IS INSTRUCTED TO READ THE AGREEMENT CAREFULLY BEFORE SIGNING.

/s/ Christopher J. Littlefield

Christopher J. Littlefield	Date: December 19, 2018

FGL HOLDINGS

By: /s/ Eric Marhoun

Name: Eric Marhoun Title: Executive Vice President, General Counsel and Secretary	Date: December 19, 2018

EXHIBIT A

Resignation Acknowledgement Letter

December 19, 2018

The undersigned hereby confirms that he irrevocably resigned from any and all positions he may have held as an officer, director or manager of FGL Holdings and any of its subsidiaries and affiliates (the “Company Group”), effective as of December 19, 2018. The undersigned’s resignation is irrevocable and is effective without the need for acceptance or any further action by any member of the Company Group.

Name: Christopher J. Littlefield

SCHEDULE 1

Payment Schedule

The payments referenced in Section 2(a)(iv) of the Agreement shall be paid to Executive as follows:

1. June 27, 2019: $984.615.36

2. July 11, 2019: $123,076.92

3. July 25, 2019: $123,076.92

4. August 8, 2019: $123,076.92

5. August 22, 2019: $123,076.92

6. September 5, 2019: $123,076.92

7. September 19, 2019: $123,076.92

8. October 3, 2019: $123,076.92

9. October 17, 2019: $65,384.66